Exhibit 99.1

Investor Relations – Stephen D. Blum (480) 754-5040

Corporate & Government Affairs – Cynthia A. Demers (480) 754-4090

Dial Reports Fourth-Quarter and Full-Year 2003 Results

Scottsdale, Ariz., January 26, 2004 – The Dial Corporation (NYSE:DL) today announced its results for the fourth quarter and full year 2003.

Fourth Quarter 2003

     For the fourth quarter ended December 31, 2003, net income was $24.9 million, or $0.26 per share (diluted), versus a net loss of $29.2 million, or ($0.31) per share (diluted), in the fourth quarter of 2002. Net income in the fourth quarter of 2003 reflects a $9.6 million, or $0.10 per share (diluted), write-down of assets and recording of income tax expense related to the Company’s operations in Guatemala and $1.7 million, or $0.02 per share (diluted), of expenses incurred as a result of the pending acquisition by Henkel. Excluding these items, net income in the fourth quarter of 2003 was $36.2 million, or $0.37 per share (diluted). Net income in the prior year’s fourth quarter included a net loss of $59.4 million, or $0.62 per share (diluted), on the disposal of the discontinued operations and a $0.7 million, or $0.01 per share (diluted) adjustment to the loss on the previously dissolved joint venture. Excluding these special items, net income in the fourth quarter of 2002 was $29.5, or $0.31 per share (diluted). Attached is a reconciliation of reported net income to pro-forma net income, including the effect on diluted earnings per share.

     Net sales in the fourth quarter of 2003 rose 3.9 percent to $346.7 million from $333.6 million in last year’s fourth quarter. Net sales increased 2.9 percent in the Company’s Domestic Branded segment and 15.9 percent in the International and Other segment versus the prior-year period. Excluding the impact of foreign exchange, International and Other segment sales increased 8.6 percent in the fourth quarter of 2003 versus the prior year period.

     Herbert M. Baum, The Dial Corporation’s Chairman, President and Chief Executive Officer, said: “The quarter capped a year of meaningful growth for Dial. Overall, Laundry Care net sales rose 3.7 percent. Purex Liquid sales were up 9 percent and continued to drive the Laundry Care sales gains. Our smaller Purex Powder business was down 16 percent. Personal Cleansing net sales rose 3.8 percent behind the first quarter of 2003 launch of new body wash fragrances for Dial and Tone and the new Coast body wash. Air Freshener net sales declined 4.9 percent primarily due to continued weakness in candle sales and promotional timing differences for Renuzit Adjustables. Food Products net sales rose 5.8 percent primarily from sales increases in Treet canned meat and Armour Star chili. Sales in our International and Other segment increased 15.9 percent from last year’s fourth quarter due primarily to a 26.0 percent increase in Canada sales that were helped by a weak dollar.”

     Excluding special items, gross margin in the fourth quarter of 2003 was 38.0 percent compared to 37.3 percent in the fourth quarter of 2002 and operating margin improved 160 basis points to 18.7 percent versus 17.1 percent in the year ago fourth quarter. The improvement in operating margin is the result of higher sales and a reduction in consumer spending due to fewer new product introductions.

     The Company generated operating cash flow of $56.1 million in the fourth quarter of 2003 versus $66.9 million in the fourth quarter of 2002. Cash flow in the fourth quarter of 2002 included tax benefits from the sale of the discontinued Argentina business. The Company’s cash balance on December 31, 2003 was $364.9 million (including $42.3 million in restricted cash) compared to $219.6 million on December 31, 2002.

Full-Year 2003

     Net income for the year ended December 31, 2003 rose to $125.9 million, or $1.31 per share (diluted), compared to $16.9 million, or $0.18 per share (diluted), in the same period a year ago. Earnings per share for 2003 include the previously described special items related to the write down of assets of the Guatemalan operation and expenses related to the pending merger with Henkel amounting to $11.3 million, or a $0.12 per share (diluted). Additionally, the year-ago period included a $98.3 million, or $1.04 per share (diluted), charge for the discontinued operations including an impairment charge associated with the write-off of goodwill and trademarks as a result of a change in accounting principle and a favorable adjustment of $2.8 million, or $0.03 per share (diluted), for reversal of special charges taken in 2000 and 2001.

     Net sales for 2003 were up 4.9 percent to $1,344.9 million from $1,282.2 million in the prior-year period. Sales in the Domestic Branded segment rose 3.7 percent. International and Other segment sales were up 18.4 percent and excluding the foreign currency gains were up 13.6 percent.

     Cash flow from operations for the 12 months of 2003 was $180.7 million compared to $215.3 million in the prior-year period. Cash flow in 2003 was down versus prior year primarily due to a decrease of approximately $10 million of tax benefits and higher pension contributions of $27 million net of tax.

Market Share

     Market shares for the fifty-two week period ending December 27, 2003 for Food Drug Mass including Wal-Mart were strong for three of our four core franchises. Specifically, Purex Laundry detergent solidified its number two brand position on a volume basis achieving a 14.5 percent market share, a gain of 1.2 share points over year ago period. All of this market share growth was from Purex liquid detergents. Renuzit Air Fresheners outpaced category unit sales growth for the period, resulting in a 21.3 percent market share up 0.9 share points from last year. The strongest performance was from Renuzit Adjustables and Renuzit

Electric Scented Oil and Gel Refills. Armour Canned Meat unit market share rose 1.1 percentage points to 25.5 percent of the canned meat market. Personal Cleansing market share declined 0.1 percentage share points from the prior year period primarily resulting from a 0.8 percentage share point decline for Dial Bars, which offset the 0.4 share point increase for Dial Body Washes, a 0.2 share point gain for Liquid Dial and a 0.1 share point gain for Coast Bar.

Pending Henkel Acquisition

     As previously disclosed, the Company entered into a merger agreement on December 14, 2003, pursuant to which the Company will be acquired by Henkel KGaA. The completion of the transaction is conditioned upon the approval of the merger by the Company’s stockholders and the satisfaction of other customary closing conditions. Subject to the satisfaction of these conditions, the Company currently expects to complete the transaction in April 2004.

Pro Forma Net Income Comparisons

     A reconciliation of the Company’s reported net income to pro forma net income discussed in each of the first paragraphs under “Fourth Quarter 2003” and “Full-Year 2003” above is attached to this press release. The Company believes that the pro forma net income comparisons are useful because they exclude the impact of non-recurring items and provide a better comparison of the Company’s ongoing business.

     The Dial Corporation, headquartered in Scottsdale, Ariz., is one of America’s leading manufacturers of consumer products, including Dial® soaps, Purex® laundry detergents, Renuzit® air fresheners and Armour® Star canned meats. Dial products have been in the marketplace for more than 100 years. For more information about The Dial Corporation, visit the Company’s Web site at www.dialcorp.com.

     Statements in this press release as to the Company’s expectations, beliefs, plans or predictions for the future are forward-looking statements within the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements include the expectation that the Henkel transaction will close in April 2004.

     Forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and are subject to numerous known and unknown risks and uncertainties that could cause actual events or results to differ materially from those projected. For example, actual events or results could differ materially if the merger agreement between Henkel and Dial is terminated and the merger is not completed, resulting in disruptions to the Company’s business and, under certain circumstances, requiring the Company to pay to Henkel a termination fee of $110,000,000. These and other factors that could cause actual events or results to differ materially from those in the forward-looking statements and the terms of the merger agreement entered into by Dial and Henkel are described in “Management’s Discussion and Analysis of Results of

Operations and Financial Condition – Factors That May Affect Future Results and Financial Condition” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and in the preliminary proxy materials the Company filed with the SEC on December 24,2003. These preliminary proxy materials can be reviewed on the SEC’s website at www.sec.gov or on the Company’s web site at www.dialcorp.com.

     Due to these inherent uncertainties, the investment community is urged not to place undue reliance on forward-looking statements. In addition, the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to projections over time.

# # #

THE DIAL CORPORATION
Summary of Operations
Unaudited

	Quarter Ended		Year Ended

	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002

		(In millions, except per share data)
Net sales	$346.7	$333.6	$1,344.9	$1,282.2
Costs and expenses:
Cost of products sold	214.8	209.1	837.2	803.7
Asset writedowns and other special items (net gain)	7.4	(0.5)	7.4	(1.7)

Total cost of products sold	222.2	208.6	844.6	802.0
Selling, general and administrative expenses	67.1	67.5	259.1	259.9

Total costs and expenses	289.3	276.1	1,103.7	1,061.9
Operating income	57.4	57.5	241.2	220.3
Interest expense	(6.2)	(7.8)	(25.7)	(30.0)
Other expenses, net	(2.2)	(2.2)	(9.5)	(10.3)
Other special charges	(1.7)	—	(1.7)	—
Income from joint ventures	—	0.3	—	2.1

Income from continuing operations before income taxes	47.3	47.8	204.3	182.1
Income taxes	22.4	17.6	80.5	66.9

Income from continuing operations	24.9	30.2	123.8	115.2
Discontinued operations:
Adjustment to loss on disposal of discontinued Specialty Personal Care segment, net of tax	—	2.5	—	3.8
Adjustment to loss on disposal of discontinued Argentina business, net of tax	—	—	2.1	—
Income from operation of discontinued Argentina business, net of tax	—	0.5	—	3.6
Loss on disposal of discontinued Argentina business, net of tax	—	(62.4)	—	(62.4)

Total income (loss) from discontinued operations	—	(59.4)	2.1	(55.0)
Cumulative effect of the change in accounting principle, net of tax	—	—	—	(43.3)

NET INCOME (LOSS)	$24.9	$(29.2)	$125.9	$16.9

Basic net income (loss) per common share:
Income from continuing operations	$0.26	$0.32	$1.32	$1.25
Income (loss) from discontinued operations	—	(0.64)	0.02	(0.60)
Effect of change in accounting principle	—	—	—	(0.47)

NET INCOME (LOSS) PER SHARE — BASIC	$0.26	$(0.31)	$1.34	$0.18

Diluted net income (loss) per common share:
Income from continuing operations	$0.26	$0.32	$1.29	$1.22
Income (loss) from discontinued operations	—	(0.62)	0.02	(0.58)
Effect of change in accounting principle	—	—	—	(0.46)

NET INCOME (LOSS) PER SHARE — DILUTED	$0.26	$(0.31)	$1.31	$0.18

Weighted average basic shares outstanding	94.8	92.9	94.0	92.4
Weighted average equivalent shares	2.7	2.2	2.2	2.0

Weighted average diluted shares outstanding	97.5	95.1	96.2	94.4

NET INCOME (LOSS)	$24.9	$(29.2)	$125.9	$16.9
Other comprehensive income (loss):
Foreign currency translation adjustment	0.3	96.0	1.3	60.8
Minimum pension liability adjustment, net of tax	20.9	(24.9)	20.9	(17.7)

COMPREHENSIVE INCOME	$46.1	$41.9	$148.1	$60.0

THE DIAL CORPORATION
Summary of Net Sales
Unaudited

	Quarter Ended		Year Ended

	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002

		(in thousands)
Laundry Care	$126,584	$122,022	$489,884	$466,593
Personal Cleansing	94,824	91,339	380,687	367,858
Food Products	52,064	49,223	194,092	185,331
Air Fresheners	41,640	43,785	161,813	162,482

Total Domestic Branded	315,112	306,369	1,226,476	1,182,264
International & Other	31,612	27,266	118,382	99,967

Total net sales	$346,724	$333,635	$1,344,858	$1,282,231

The Dial Corporation
Balance Sheet

	Unaudited
	December 31,	December 31,
	2003	2002

ASSETS	(In millions, except share data)
Current Assets:
Cash and cash equivalents	$322.6	$219.6
Restricted cash (1)	42.3	—
Receivables, less allowance of $0.8 and $1.3	77.1	88.5
Inventories	141.9	131.5
Deferred income taxes	11.9	23.2
Income tax receivable	—	7.9
Current assets of discontinued operation	—	18.5
Current assets held for sale	1.8	—
Other current assets	8.6	7.6

Total current assets	606.2	496.8
Property and equipment, net	217.1	220.8
Deferred income taxes	11.5	57.0
Goodwill	312.5	312.7
Other intangibles, net	54.2	51.1
Non-current assets of discontinued operation	—	2.2
Non-current assets held for sale	0.7	—
Pension and other assets	62.1	9.1

Total assets	$1,264.3	$1,149.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable	$93.3	$94.2
Income taxes payable	15.9	—
Current liabilities of discontinued operation	—	13.5
Current liabilities held for sale	0.5
Other current liabilities	150.2	161.2

Total current liabilities	259.9	268.9
Long-term debt	457.2	458.4
Post-retirement and other employee benefits	234.5	267.2
Other liabilities	5.4	6.2

Total liabilities	957.0	1,000.7

Stockholders’ Equity:
Preferred Stock, $0.01 par value, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value; 300,000,000 shares authorized, 108,120,795 and 106,372,531 shares issued	1.1	1.1
Additional paid-in capital	478.8	436.3
Retained income	110.2	8.8
Accumulated other comprehensive loss	(10.1)	(32.4)
Unearned employee benefits	(54.5)	(48.1)
Treasury stock, 10,987,984 and 10,910,433 shares held	(218.2)	(216.7)

Total stockholders’ equity	307.3	149.0

Total liabilities and stockholders’ equity	$1,264.3	$1,149.7

(1) As previously disclosed, in connection with executing the merger agreement with Henkel, the Company funded a benefit protection trust with $42.3 million and has recorded this cash as restricted cash. The arrangements covered by the trust include Dial’s employee compensation agreements, including change in control agreements, employment agreements, supplemental pension plans, separation pay plans and annual incentive and sales incentive plans. These assets wi ll be used solely to satisfy Dial’s obligations to its employees under these plans or, in the event of Dial’s bankruptcy or insolvency, the claims of Dial’s creditors.

The Dial Corporation
Statement of Cash Flows
Unaudited

	Quarter Ended		Year Ended

	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002

		(in millions)
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
Net income (loss)	$24.9	$(29.2)	$125.9	$16.9
Adjustments to reconcile net income to net cash provided by operating activities
Argentina business discontinued operation, net of tax	—	61.8	—	58.8
Adjustment to loss on disposal of discontinued Argentina business, net of tax	—	—	(2.1)	—
Adjustment to loss on disposal of discontinued Specialty Personal Care operation, net of tax	—	(2.5)	—	(3.8)
Effect of change in accounting principle, net of tax	—	—	—	43.3
Depreciation and amortization	11.0	9.2	39.1	36.0
Deferred income taxes	10.1	2.8	43.9	1.3
Tax benefits from employee stock option exercises	4.3		6.0	—
Asset writedowns and other special items, net	7.4	(0.5)	7.4	(1.7)
Change in operating assets and liabilities:	—	—	—	—
Receivables	11.7	2.6	11.4	(12.7)
Inventories	(2.3)	(1.7)	(10.4)	(9.5)
Trade accounts payable	(4.4)	(3.3)	(0.9)	3.6
Income taxes payable	(12.2)	15.4	23.8	68.8
Pension contributions	—	—	(57.0)	(13.1)
Other assets and liabilities, net	5.6	12.3	(6.4)	27.4

Net cash provided by operating activities	56.1	66.9	180.7	215.3
CASH FLOWS USED BY INVESTING ACTIVITIES:
Increase in restricted cash	(42.3)	—	(42.3)	—
Capital expenditures	(23.3)	(14.4)	(44.5)	(34.5)
Proceeds from disposition of discontinued operations	—	—	8.9	2.0
Acquisition of business and purchase price adjustment	—	—	—	(1.1)
Investment in Argentina discontinued operation	—	(0.5)	—	(6.7)
Proceeds from sale of assets	—	—	0.8	3.0

Net cash used by investing activities	(65.6)	(14.9)	(77.1)	(37.3)
CASH FLOWS PROVIDED (USED) BY FINANCING ACTIVITIES:
Increase (decrease) in long-term debt	(0.6)	(0.6)	(2.5)	(0.3)
Net change in debt resulting from interest rate swap termination	—	—	—	13.4
Common stock purchased for treasury	—	—	(0.6)	—
Dividends paid on common stock	(8.6)	(3.7)	(24.5)	(14.8)
Cash proceeds from employee stock option exercises	12.8	8.3	27.0	17.1

Net cash provided (used) by financing activities	3.6	4.0	(0.6)	15.4
Effects of foreign exchange rate changes on cash	—	0.1	—	(2.1)
Net increase (decrease) in cash and cash equivalents	(5.9)	56.1	103.0	191.3
Cash and cash equivalents, beginning of period	328.5	163.5	219.6	28.3

CASH AND CASH EQUIVALENTS, END OF PERIOD	$322.6	$219.6	$322.6	$219.6

THE DIAL CORPORATION

Reconciliation of Reported Net Income / (Loss) to Pro Forma Net Income
Unaudited

in millions, except per share data

	Quarter Ended								Year Ended

	December 31, 2003				December 31, 2002				December 31, 2003				December 31, 2002

	Net Result		Diluted EPS		Net Result		Diluted EPS		Net Result		Diluted EPS		Net Result		Diluted EPS
Reported Net Income (Loss)	$24.9		$0.26		$(29.2)		$(0.31)		$125.9		$1.31		$16.9		$0.18
Asset writedowns and other special items (net gain), net of tax	9.6	(1)	0.10	(1)	(0.7	)(2)	(0.01	)(2)	9.6	(1)	0.10	(1)	(2.8	)(3)	(0.03	)(3)
Total Income/Adjustment to Loss from Discontinued Operations	—		—		59.4		0.62		(2.1)		(0.02)		55.0		0.58
Henkel transaction expenses	1.7		0.02		—		—		1.7		0.02		—		—
Cumulative Effect of Change in Accounting Principle	—		—		—		—		—		—		43.3		0.46

Pro Forma Net Income	$36.2		$0.37		$29.5		$0.31		$135.1		$1.40		$112.4		$1.19

(1)	Represents a $7.4 million pre tax loss associated with the pending sale of our Guatemala plant, plus related income taxes of $2.2 million.

(2)	Represents an $0.8 million pre tax gain associated with the reversal of 2000 and 2001 Special Items and the previously dissolved joint ventures.

(3)	Represents a $3.8 million pre-tax gain associated with the previously dissolved joint ventures, sale of the Mexico City plant, reversals of 2000 and 2001 Special Items, offset in part by a write down of fixed assets in the Guatemala plant.